NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972.348.4310
Shelley.whiddon@alliancedata.com

ALLIANCE DATA’S EPSILON SIGNS AGREEMENT WITH BEECH-NUT NUTRITION CORPORATION

Epsilon to Provide Full Suite of Direct Marketing Agency, Permission-Based Email Marketing
Services

DALLAS, Texas, Sept. 18, 2008 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its Epsilon business has signed an agreement with New York-based Beech-Nut Nutrition Corporation to provide integrated direct marketing and permission-based email marketing services through its full-service direct marketing agency Purple@Epsilon.

Headquartered in Latham, N.Y., Beech-Nut Nutrition Corporation, a subsidiary of Hero Group of Lenzburg, Switzerland, has focused on infant nutrition since 1931. Beech-Nut, the number two baby food brand in the United States, is a leader in baby nutrition and offers a variety of infant and toddler foods. Hero Group’s sales in 2007 were more than $1.74 billion.

Under terms of the agreement, Epsilon a leading provider of multi-channel, data-driven marketing technologies and services will provide an integrated solution for managing Beech-Nut’s entire customer communications stream. Among the services is the development and execution of direct marketing programs, and the management of their eNewsletter program which will expand later this fall to include parents of toddlers. The eNewsletter is filled with education on feeding and development, parenting tips and coupons to incent product trials.

Epsilon’s integrated marketing solution includes developing and executing direct mail campaigns that encourage parents to sign-up for Beech-Nut’s e-newsletter, in addition to a monthly direct mail campaign designed to build brand awareness, encourage eNewsletter sign up, and incent product trials. Epsilon will also be building a sophisticated customer segmentation model to support and enhance this program.

“Beech-Nut has always been a company focused on innovation and putting parents and babies first. Targeted, one-to-one programs like our e-newsletter has become an ever-increasing, effective way to reach and engage our customers,” said Sumindi Peiris, marketing director, Beech-Nut Nutrition Corporation. “We chose Epsilon for their extensive track record of engaging customers and building world-class brands. Their expertise and ability to execute highly effective direct marketing programs have helped us optimize our consumer marketing efforts.”

“We are pleased to be working with Beech-Nut, a leader in the infant food and nutrition market,” said Michael Iaccarino, president of Epsilon. “With our vast experience in creating highly relevant, tailored communications driven through both direct and email marketing services, Epsilon is the ideal choice to enrich content and connect with Beech-Nut’s consumer base.

About Beech-Nut

Since 1931, Beech-Nut Nutrition Corporation has been built on a history of innovation and dedication to infant nutrition. Headquartered in Latham, New York, Beech-Nut is the number two leading baby food brand in the United States and is committed to deliver more nutritious choices for parents and babies. As a subsidiary of Hero Group of Lenzburg, Switzerland, a global leader in consumer goods and infant feeding, Beech-Nut is able to combine resources to continuously improve food and nutrition for infants.

About Epsilon

Epsilon is the industry’s leading marketing services firm. Ad Age ranks Epsilon #1 U.S. Marketing Services Firm and #1 U.S. Direct Marketing Agency. Services include strategic consulting, database and loyalty technology, proprietary data, predictive modeling and a full range of creative and interactive services including brand and promotional development, web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world’s largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data

Alliance Data (NYSE:  ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

# # #